Exhibit 99
                                                                    ----------
FOR IMMEDIATE RELEASE
Bethlehem, PA, January 23, 1997 -- Union Pacific Corporation today reported net income of $229 million, or $.93 per share, in the fourth quarter of 1996. This compares to reported income from continuing operations of $179 million, or $.87 per share, in the fourth quarter of 1995. (Net income in 1995 totaled $294 million, including $115 million in income from Union Pacific Resources, the corporation's discontinued operation.)
     The 1996 fourth quarter was the first full reporting period to reflect the impact of both the company's acquisition of Southern Pacific Rail Corporation
(SP) and the spin-off of its Union Pacific Resources subsidiary (UPRG). Both the SP acquisition and the UPRG spin-off became effective in September 1996. Accordingly, SP's operations are fully consolidated and UPRG's results are excluded in the fourth quarter 1996 results.
     To provide a comparable year-over-year analysis, the corporation's 1996 fourth quarter net income of $229 million would compare to 1995 pro forma net income of $154 million restated to include the impact of the Southern Pacific acquisition and to exclude UPRG. On a per share basis, the comparison would be $.93 versus $.63 in 1995.
     Union Pacific Railroad increased its operating income by 21 percent in the fourth quarter to $470 million, compared to pro forma 1995 operating income of $390 million. Carloadings increased 4 percent on a pro forma basis, with particular strength in automotive (up 11 percent), coal (up 7 percent) and

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intermodal traffic (up 6 percent).  The Railroad's fourth quarter operating ratio improved 2.6 points to 81.6 from a 1995 pro forma level of 84.2. Productivity improvements helped offset significantly higher fuel costs in the quarter.
     Overnite Transportation lost $1 million in the fourth quarter of 1996, compared to a loss of $4 million in 1995 (before goodwill of $5 million in both quarters). Results in 1996 included a $2 million after-tax charge associated with a workforce reduction.
     For the full year 1996, Union Pacific Corporation reported $733 million, or $3.36 per share, in income from continuing operations, compared with $619 million, or $3.01 per share, reported in 1995.
     Union Pacific also announced today that it has revised upward its estimate of the operating income benefits it expects to achieve from its merger with Southern Pacific. The corporation now estimates that annual operating income benefits could total $820 million by 2001, compared with its earlier estimate of $612 million in benefits.
     "With our fourth quarter results we're off to a great start as a pure play transportation company," said Dick Davidson, chief executive officer. "The implementation of the SP merger is our top priority in 1997. We're moving forward on all fronts to realize the benefits this merger will bring to both our customers and to our shareholders."
     A fourth-quarter and full-year income statement is attached.


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           UNION  PACIFIC  CORPORATION  AND  SUBSIDIARY  COMPANIES a)
                      STATEMENT OF CONSOLIDATED INCOME
                         Periods Ended December 31
               (Dollars in Millions Except Per Share Amounts)
                              (Unaudited)
          Fourth Quarter (b)                                  Year-to-Date
    Pro Forma           Reported                                Reported
 1996    1995 Pct Chg  1995  Pct Chg                        1996   1995 Pct Chg
------------------------------------                       --------------------
 2,810  $2,756  +  2  $1,974  + 42   Operating Revenues . .$8,786 $7,486 + 17
 2,350   2,384  -  1   1,628  + 44   Operating Expenses . . 7,253  6,145 + 18
------  ------        ------                               ------ ------
   460     372  + 24     346  + 33   Operating Income . . . 1,533  1,341 + 14
    80      15     F      36     F   Other Income - Net . .   182    141 + 29
  (155)   (162) -  4    (122) + 27   Interest Expense . . .  (501)  (450)+ 11
   (26)    (19) + 37     (19) + 37   Corporate Expenses . .  (101)   (99)+  2
------  ------        ------                               ------ ------
                                     Income Before Income
   359     206  + 74     241  + 49      Taxes . . . . . . . 1,113    933 + 19
  (130)    (52)    U     (62)    U   Income Taxes . . . . .  (380)  (314)+ 21
------  ------        ------                               ------ -------
   229     154  + 49     179  + 28   Income From Cont. Ops.   733    619 + 18
     -       -     -     115     U   Discontinued Operations  171    327 - 48
------  ------        ------                               ------ ------
$  229  $  154  + 49  $  294  - 22   Net Income . . . . . .$  904 $  946 -  4
======  ======        ======                               ====== ======
                                     Earnings Per Share:
$ 0.93  $ 0.63  + 48  $ 0.87  +  7   Income From Cont. Ops.$ 3.36 $ 3.01 + 12
     -       -     -    0.56     U   Discontinued Operations 0.78   1.59 - 51
------  ------        ------                               ------ ------
$ 0.93  $ 0.63  + 48  $ 1.43  - 35   Net Income . . . . . .$ 4.14 $ 4.60 + 10
------  ------        ------                               ------ ------
                                     Average Shares
 246.4   244.2  +  1   205.7  + 20    Outstanding (MM). . . 218.1  205.8 +  6

a) In September 1996 the Corporation completed the acquisition of Southern Pacific Rail Corporation (SP). SP's operating results are fully consolidated with the Corporation effective October 1, 1996. In September 1996 the Corporation declared a special dividend of its remaining shares of Union Pacific Resources Group Inc. (UPRG), which was completed October 15, 1996. UPRG's income is not included in the Corporation's financial statements after September 26, 1996, the record date of the special dividend. Prior to the record date, UPRG's results are reflected as income from discontinued operations.

b) Pro forma amounts for the 1995 fourth quarter reflect the Corporation's \ results as if SP's Operations had been included and UPRG excluded.